Exhibit 99.1

Dutch Bros Inc. Announces Preliminary Fourth Quarter and
Fiscal Year 2021 Development and Same Shop Sales Results

Strong Finish to FY 2021 and Increased FY 2022 Shop Outlook

Hosting Fireside Chat at the 24th Annual ICR Conference on January 11 at 9:30 AM ET

Participating in the Virtual Jefferies Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit on January 24 – 25

GRANTS PASS, OREGON – January 10, 2022 - Dutch Bros Inc. (NYSE: BROS), one of the fastest-growing brands in the food service and restaurant industry in the United States by location count, today reported preliminary development and same shop sales results for the fourth quarter and full year ended December 31, 2021.

The Company also announced it is hosting a fireside chat at the 24th Annual ICR Conference, which is being held virtually, January 10 – 12, 2022, and participating in the Jefferies Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit, which is being held virtually, January 24 – 25, 2022.

Joth Ricci, Chief Executive Officer and President of Dutch Bros Inc., stated, “I am pleased to report our strong finish in the fourth quarter that capped off an excellent 2021. Across our system, we opened 98 shops last year, surpassing our previous development guidance of 92, and entered three new states: Texas, Oklahoma, and Kansas. Our 2020 and 2021 shop classes are performing at or above our volume expectations and within our margin expectations. In its inaugural year, Dutch Rewards grew to 3.2 million registered members as of December 31, adding 500,000 members during the fourth quarter.”

Ricci added, “Across all of our markets, we experienced strong same shop sales momentum in the fourth quarter, growing 10.1% and totaling 8.4% for the year. We therefore expect fourth quarter revenue to exceed the upper end of the previously provided guidance, with mature shop level margins in line with expectations. We have great confidence in our new unit development pipeline and are increasing our systemwide new shop development expectations to 125 shops in 2022, up from our prior guidance of 112 shops."

Ricci continued, "Consistent with our experience in the third quarter, thankfully the fourth quarter did not present significant outages in operating hours due to staffing shortages, reinforcing our belief in the strength of our culture and operating model. As we approach our 30th anniversary, 2022 is already shaping up to be exciting for Dutch Bros, and we look forward to introducing more customers to the Dutch Bros brand and having the opportunity to serve them.”

Preliminary Fourth Quarter 2021 Development and Same Shop Sales Highlights:
•Opened 35 new shops, of which 30 were company-operated, including our entrances into Texas, Oklahoma, and Kansas.
•System same shop sales grew 10.1% in the fourth quarter and 15.3% on a two-year basis. Company-operated same shop sales grew 11.5% in the fourth quarter and 17.3% on a two-year basis.

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Preliminary Full Year 2021 Development and Same Shop Sales Highlights:
•Opened 98 new shops, of which 82 were company-operated, including our entrances into Texas, Oklahoma, and Kansas.
•System same shop sales grew 8.4% for the full year 2021 and 10.3% on a two-year basis. Company-operated same shop sales grew 9.0% for the full year 2021 and 11.1% on a two-year basis.

As of December 31, 2021, the Dutch Bros system consisted of 538 shops (271 company-operated and 267 franchised-operated) across 12 states.

ICR Conference and Jefferies Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit Participation
Joth Ricci, Chief Executive Officer and President, and Charles Jemley, Chief Financial Officer, will host a fireside chat at the 24th Annual ICR Conference on Tuesday, January 11, 2022 beginning at 9:30 AM Eastern Time. The fireside chat will be available on our website https://investors.dutchbros.com under “Events & Presentations” and will be archived on the site shortly after it has concluded. The Company will host meetings with institutional investors on January 10 - January 12, 2022.

The Company will also host virtual meetings with institutional investors at the Jefferies Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit on January 24 – 25, 2022.

About Dutch Bros Inc.
Dutch Bros (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at 538 locations across 12 states as of December 31, 2021.

To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros Coffee on Instagram, Facebook, Twitter and TikTok, and download the Dutch Bros app to earn points and score rewards!

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Forward-Looking Statements
In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Dutch Bros' preliminary fourth quarter and full year financial results, Dutch Bros’ possible or assumed future results of operations, new shop openings, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Dutch Bros’ current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “should,” “future,” “guidance,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Dutch Bros’ control that could cause actual results to differ materially from the results discussed in the forward-looking statements, including those related to the evolving COVID-19 pandemic, disruptions in our supply chain, ability to hire and retain employees; and other risks, including those described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Forward-looking statements contained in this press release are made as of this date, and Dutch Bros undertakes no duty to update such information except as required under applicable law

For Investor Relations inquiries:
Raphael Gross
ICR
(203) 682-8253
investors@dutchbros.com

For Media Relations inquiries:
Jessica Liddell
ICR
(203) 682-8208
jessica.liddell@icrinc.com
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